Exhibit 99.1

Bone Care International, Inc.	Rx Communications Group, LLC
Brian J. Hayden	Melody A. Carey (Investors)
Chief Financial Officer	(917) 322-2571
(608) 662-7800	Tony Loke (Media)
(917) 322-2164

BONE CARE INTERNATIONAL RECEIVES SUBPOENA

Middleton, WI, October 27, 2004 – Bone Care International, Inc. (Nasdaq: BCII) announced today that it has received a subpoena from the U.S. Department of Justice, Eastern District of New York. The subpoena, which was received Wednesday afternoon, October 27, 2004, requires production of a wide range of documents relating to the operations of the Company. The subpoena also includes specific requests for documents related to testing for parathyroid hormone (PTH) levels and vitamin D therapies. The Company intends to meet with representatives of the government to discuss the scope of the subpoena and the production of responsive documents. The Company will cooperate with the government’s request and render any assistance for its ongoing investigation.

About Bone Care International

Bone Care International (www.bonecare.com) is a specialty pharmaceutical company engaged in the discovery, development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Our current commercial and therapeutic focus is in nephrology, utilizing Hectorol®, a novel vitamin D hormone therapy, to treat secondary hyperparathyroidism in patients with moderate to severe chronic kidney disease and end-stage renal disease. In addition to chronic kidney disease, the Company is developing vitamin D hormone therapies to treat hyperproliferative disorders such as cancer and psoriasis.

This press release contains forward-looking statements. Statements relating to future sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules, or statements that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the Company’s operations and business environment, including, among other factors, the ability of the Company and each of its suppliers of doxercalciferol, Hectorol® Injection and Hectorol® Capsules to meet the Company’s anticipated production schedules, technical risks associated with the development of new products, regulatory policies in the United States and other countries, risks associated with our ability to avoid or minimize delays in/or interruption of the manufacture and supply of our products, including the approvals of regulatory authorities in connection therewith, reimbursement policies of public and private health care payors, introduction and acceptance of new drug therapies, competition from existing products and from new products or technologies, the failure by the Company to produce anticipated cost savings or improve productivity, the timing and magnitude of capital expenditures and acquisitions, currency exchange risks, economic and market conditions in the United States, Europe and the rest of the world, and other risks associated with the Company’s operations. The Company disclaims any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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